Exhibit 99.2

FNB UNITED

FNB United Corp. • PO Box 1328, Asheboro, NC 27204 • 150 S. Fayetteville Street, Asheboro, NC 27203

October 5, 2009

To Our Shareholders:

Given the challenging times we are experiencing, it is important for us to keep shareholders informed about company performance.  As we work our way through this difficult time in our national and regional economy, the Board of Directors wanted to update you on several matters:

  We are well aware of the company’s stock price. As a result of further weakening of the economic environment and the deep discount of our stock price from both a net book value and tangible book value standpoint, we took another hard look at the carrying value of goodwill and concluded that it was appropriate to record a non-cash write-off of this asset. As a result of the significant decline in most banks’ common stock prices, including FNB United’s, and the lack of merger transactions in recent months, measuring the value of goodwill has become more difficult. Therefore, we have taken this action to reflect more accurately current market conditions.
  As goodwill is not a component of regulatory capital calculations, the write-down of goodwill has no effect on the regulatory capital ratios of the company or the bank and we remain “well capitalized” under all regulatory requirements. Further, this goodwill impairment charge, which is not deductible for tax purposes, is a non-cash charge that does not affect the company’s or the bank’s liquidity or operations, or our ability to serve our customers.
  Reflecting the goodwill write-off, and in order to conserve capital, the Board has elected to temporarily discontinue regular quarterly cash dividend payments to common shareholders. Future operating earnings will dictate the return of the cash dividends that our historical financial performance has provided.
  Our financial results at the present time reflect reserve set-asides and loan write-downs due to diminished loan quality. This decline is a result of the sluggish housing economy and a more aggressive policy on loan re-evaluations focused on the value of the collateral. We are mindful that the Federal Reserve has noted signs of increased economic activity on a nationwide basis, and we look forward to similar signs in the North Carolina economy.
  Our core deposit growth has been the best in our company’s history, and much of our business remains a strong revenue generator. We remain encouraged that our stimulus programs will help pull the local housing economy out of doldrums.
  We are facing current economic challenges head-on by aggressively and pro-actively identifying and working out potential problem loans. The strong levels of capital and reserves we possess will help our customers and the bank work through this housing and economic turndown.

We appreciate the continued support and encouragement we have received from our customers and shareholders.

Best regards,

Michael C. Miller
President and Chief Executive Officer

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